EXHIBIT 99.5

Good morning and thank you for joining us to discuss our preliminary first quarter 2009 results. With us today are Mike Borman, Avocent's CEO, and Teddy Blankenship, our CFO. Mike and Teddy will offer some prepared remarks before we open the lines up for your questions.

I want to remind all participants that this call will contain statements that may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions involving a number of risks and uncertainties that could cause our actual results to differ materially. Additional information concerning these factors is detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2009. Copies are available from the SEC, from our website, or from our Investor Relations Department.

     I would now like to introduce  Mike  Borman,  Avocent  Corporation's  Chief
Executive Officer. Mike....

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Thank you, Bob.

The slowdown in IT spending - particularly related to servers--accelerated in the first quarter of 2009. The direction that IT spending took was certainly not a surprise; and the guidance we offered in January took into consideration the increasingly bearish industry estimates that were then available. While the direction of IT spending was not surprising, the extent of the decline -- as witnessed by revised industry expectations and anecdotal comments that estimate that server unit shipments were down 20-30% in Q1-- was unexpected. The areas most closely aligned with server unit sales, such as our traditional KVM products, serial products, LCD trays and our embedded royalties, all declined.

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Recent industry updates indicate that server shipments will likely be down by mid-teen percentages for the full year 2009. While that does not bode well for our traditional KVM products, it does highlight the wisdom of our on-going efforts and strategy to widen and diversify our solution offerings.

Our LANDesk business unit is a perfect case in point. LANDesk achieved year over year revenue growth of approximately 16% including Touchpaper, and we expect it to exceed its operating profit goal for the quarter.

It remains critically important that Avocent moves toward a solution centric direction. Two solutions introduced late in 2008, our power management solution and our MergePoint Infrastructure Explorer are worth highlighting here.

Our new PDUs that can measure power consumption at the socket level continue to gain considerable interest from our customers. When coupled with DSView software, these intelliegent PDUs offer a complete power solution for the datacenter.

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Last Friday, we completed training for our North American sales team for infrastructure Explorer. We are taking this product to our entire installed base. Sales call that I have been on over the past 60 days have shown a keen interest in this solution. The early adopters that we delivered AMIE to last December have found it an "elegant" tool that replaces their homegrown solutions. The early adopters are excited about the prospects of the "official" release in May at Interop and using its extended capabilities in reporting and trending tools. In addition to the "early adopters", we are pleased to say that we have already secured license sales for Infrastructure Explorer upon its release in May.

In the short run, AMIE and our new power products will not be able to supplant the shortfall in revenue from our more traditional products resulting from server unit weakness. The growth trajectory on these products, though, is strong and offers validation to our strategy.

Now, I would like to turn the call to Teddy.

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Thank you, Mike.

Q1 was a difficult quarter. January and February are usually slow, but we did not see the normal uptick in March to the extent we anticipated. We will be giving our detailed financial results and commentary at the time of our earnings release later this month, but we wanted to share some of the preliminary information we currently have available.

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The cost-cutting efforts from July 2008 and January 2009 brought the cost savings we anticipated during the quarter and we are on schedule with our restructuring activities. We reduced our operating expenses by approximately $10 million, or 14%, from the first quarter of 2008 to the first quarter of 2009 even with the inclusion of the Touchpaper and Ergo acquisitions.

Despite these efforts, we were simply not able to overcome the headwind from decreased server demand across the world. Our traditional KVM products were our most impacted with an approximate 22% drop in revenues in these product lines year over year. This was the main reason for the decline of approximately 17% in our Management Systems business unit revenues to approximately $88 to $90 million.

As Mike said, LANDesk performed well in this tough environment, generating revenues of approximately $33 to $35 million including Touchpaper, representing year over year growth of 16% at the midpoint. We continued to expand the LANDesk operating margin over the prior year, and we expect it to be in the range of approximately 14 to 17% for the quarter. We anticipated that LANDesk would perform better than Management Systems in this difficult macro environment as we have more opportunity for market share expansion and cross-selling activities with the newer products.

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Our operational EPS is estimated to be 19 to 24 cents per share, reflecting the lower revenue with a partial offset from our ongoing cost cutting activities.

Going forward, we will continue to balance operating margin and profitability against our need to continue to invest in R&D in the new products and solutions that our customers need.

Mike ...

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I would now like to open up the lines for your questions.